SETTLEMENT AGREEMENT

     WHEREAS, Plaintiffs and certain third-party defendants (collectively "Settling Generators/Transporters") are members of the 216 Paterson Plank Road Cooperating PRP Group (identified individually on the list attached hereto as Exhibit A) which has been addressing issues related to contamination at an NPL site in Carlstadt, New Jersey, known as 216 Paterson Plank Road, and more particularly described as Lots 1-5 of Block 124 on the Tax Map of the Borough of Carlstadt (the "Carlstadt Site"); and

     WHEREAS, Plaintiffs have commenced litigation against, inter alia, defendants Transtech Industries, Inc. ("Transtech"), Inmar Associates, Inc. ("Inmar") and Marvin H. Mahan ("Mahan") (collectively "Settling Defendants") entitled AT&T Technologies Inc., et al. v. Transtech Industries. Inc.. et al. (Civil Action No. 88-4267 (HLS) (the "Litigation") in order to recover costs incurred and to be incurred by Plaintiffs in connection with the investigation, remediation and post-remediation monitoring of environmental hazards associated with the Carlstadt Site (the "Response Costs"), including but not limited to, on-site and off-site soil contamination, groundwater contamination and contamination in the sediments of Peach Island Creek, Berry's Creek and the Hackensack River (the "Carlstadt Site Contamination") and natural resource damages; and to declare and fix the liability of Settling Defendants for conditions and damages at or arising from the Carlstadt Site; and

     WHEREAS, Transtech (formerly named Scientific, Inc. and Scientific Chemical Treatment Company, Inc.) is alleged to have been an operator, as defined in 42 U.S.C. Section 9607(a), at the Carlstadt Site from approximately November 1965 until approximately November 1970 and to have continued to use portions of the Carlstadt Site thereafter until at least 1974, a period during which various and discrete discharges and releases of hazardous substances are alleged to have occurred at the Carlstadt Site; and

     WHEREAS, Inmar, for itself and as successor to Inmar Realty, Inc. and Sparrow Associates, Inc. (collectively hereinafter denominated "Inmar"), is alleged to be, and since approximately November 1965, to have been an owner, as defined in 42 U.S.C.
Section 9607(a), of the Carlstadt Site, during which period various discharges and releases of hazardous substances are alleged to have occurred; and

     WHEREAS, Mahan was at all relevant times a principal of Inmar and Transtech; and

     WHEREAS, Settling Defendants have brought third-party claims against certain primary and excess insurance carriers, namely, Allstate Insurance Company ("Allstate"); Continental Insurance Company ("Continental"); City Insurance Company ("City"); National Union Fire Insurance Company ("National Union"); certain underwriters at Lloyds London and companies subscribing to certain excess insurance policies ("Lloyds/London Market"); First State Insurance Company ("First State"); Hartford Insurance Company ("Hartford"); and Mount Vernon Insurance Company/U.S. Liability Insurance, Company ("Mt. Vernon/U.S. Liability") seeking a declaratory judgment that coverage for their liabilities in the Litigation exists under various comprehensive general liability insurance policies; and

     WHEREAS, Settling Defendants have brought counterclaims and third-party claims against various persons, including Settling Generators/Transporters, and other entities alleged to have been generators or transporters who arranged for disposal of waste at the Carlstadt Site; and

     WHEREAS, Settling Generators/Transporters and Settling Defendants have reviewed documents and interrogatory responses produced by all parties in discovery, as well as records produced by the United States Environmental Protection Agency ("EPA") and the U.S. Attorney's Office relating to a grand jury investigation involving the Carlstadt Site, and testimony of witnesses with knowledge of the events; and

     WHEREAS, Settling Generators/Transporters have expended and will expend substantial amounts in connection with the design and implementation of a Remedial Investigation and Feasibility Study pursuant to either an Administrative Order on Consent in Matter of Scientific Chemical Processing Site, Carlstadt, Bergen County, New Jersey, Index No. II CERCLA-50114, dated September 30, 1985 or a unilateral Administrative Order in Matter of Alfa Ink & Chemc. Corp., Index No. II CERCLA-60102, dated October 23, 1985; and

     WHEREAS, Settling Generators/Transporters have expended and will expend substantial amounts in connection with the design, implementation and operation of an Interim Remedy pursuant to a unilateral Administrative Order in Matter of Scientific Chemical Processing Site, Carlstadt, Bergen County, New Jersey, Index No. II CERCLA-0016, dated September 28, 1990, consisting of the construction of a slurry wall, dewatering of the Carlstadt Site down to the clay layer, off-site treatment of removed ground water and placement of an interim cap over the Carlstadt Site (hereinafter the "Interim Remedy"); and

     WHEREAS, Inmar has expended substantial sums in connection with removal of certain materials from the Carlstadt Site and Transtech has expended substantial sums in connection with the Interim Remedy at the Carlstadt Site; and

     WHEREAS, EPA has not yet determined the nature or cost of a permanent remedy at the Carlstadt Site and such a determination is not expected to be made for several years; however, the cost of a permanent remedy is expected to far exceed the cost of the Interim Remedy; and

     WHEREAS, in order to avoid the costs and inconveniences of protracted litigation and further the goal of funding the remediation of the Carlstadt Site, Settling Generators/Transporters and Settling Defendants have agreed to resolve amicably and compromise their differences and, except as hereinafter specifically excluded, settle all claims they have against one another for any and all Response Costs related to the Carlstadt Site Contamination;

     IT IS NOW, THEREFORE, AGREED AND STIPULATED by and among the undersigned parties that:

                       SETTLEMENT PAYMENTS

     In satisfaction of Settling Defendants' share of liability for the Carlstadt Site Contamination, Settling Defendants agree as follows:

     1.   Settling Defendants agree to pay to Settling
Generators/Transporters the sum of $4,220,000 to be paid as follows:

     A. Payments totalling $145,000 shall be made in two $72,500 cash payments from Settling Defendants, the first payment to be made immediately upon execution of this Agreement; and the second payment to be made by May 31, 1995.

     B. Payment of the remaining $4,075,000 shall be made no later than 10 days after execution of this Agreement by Settling Defendants. Settling Defendants represent that this sum consists of the entire cash proceeds previously paid by Settling Defendants' primary insurance carriers, namely, Allstate, Continental, City and National Union in settlement of the Settling Defendants' claims for indemnification for liabilities related to the Carlstadt Site, together with the entire proceeds of settlement of a claim asserted by Inmar against Mount Vernon/U.S. Liability, an excess insurer of Scientific Chemical Processing Co., Inc., Inmar's lessee. All of these insurance carrier settlement proceeds have been and are currently held in trust for Settling Generators/Transporters by Schenck, Price, Smith & King, Esqs. Unless otherwise directed by Settling Generators/Transporters in writing to Settling Defendants, the payments described in subparagraphs A and B of this paragraph shall be paid by direct electronic transfer and wired in accordance with the following instructions:

PNC Bank
Philadelphia, PA ABA #031000053
Credit 3-5 Trust Funds A/C #110-262-1
For further credit to Carlstadt Committee Fund
Account 0160822
Attn: Tom Hatton, Ext. 8887
1700 Market Street, Suite 1412
Philadelphia, Pennsylvania 19103-3914

     C. As further consideration for this settlement, each of the Settling Defendants, for and as to itself alone, represents that it has not now made a decision to file a petition in bankruptcy under chapters 7, 11 or 13.

     2. As additional consideration, Settling Defendants agree to and hereby do assign to Settling Generators/Transporters, individually and collectively, any and all claims and rights of action against Lloyds/London Market issued to, or naming as insureds, Transtech or its predecessor(s) in name, Scientific Chemical Treatment Company, Inc. or Scientific, Inc., and/or Inmar at any time during the period extending from November 1, 1966 through November 30, 1973. This includes all or part of the following policies but does not include the assignment of any rights or claims for any policy years prior to November 1, 1966:

     Policy No.               Policy Period
     020784000           11/20/64 - 11/20/67
     031127000           11/20/64 - 11/20/67
     031126000           11/20/64 - 11/20/67
     025065000           11/20/67 - 11/20/70
     025067000           il/20/67 - 11/20/70
     025066000           11/20/67 - 11/20/70
     027068000           11/20/70 - 11/20/73

The claims and rights assigned hereunder include, without limitation, all claims asserted by Settling Defendants under the above policies in this action and all insurance coverage claims for any and all losses related in any way to the Carlstadt Site, and the right to proceeds under the above policies.

     3. Settling Defendant Inmar also agrees to and hereby does assign to Settling Generators/Transporters, individually and collectively, any and all claims and rights of action, including the right to insurance proceeds, it has now or may have against Hartford under primary and excess insurance policies issued to Scientific Chemical Processing Co., Inc. by Hartford during the period September 27, 1971 through February 7, 1975 and accruing to Inmar, whether as an additional insured property owner, as a named or intended beneficiary or on any other basis, for any and all losses related to the Carlstadt Site. This period includes the following policies:

Policy No.               Policy Period

18C828983           9/27/71 - 9/27/72
18C833730           9/27/72 - 9/27/73
18HU44059           2/5/72 - 2/5/73
18HU440123          2/7/73 - 2/7/74
18C841123           9/27/73 - 9/27/74
18HU44095           2/7/74 - 2/7/75
18C845715           9/27/74 - 9/27/75

     4. The claims described in paragraphs 2 and 3 hereof are referred to as the "Assigned Claims".

     5. Each Settling Defendant, for and as to itself alone, represents that it has not transferred, assigned or conveyed any of the Assigned Claims in any manner to any party other than Settling Generators/Transporters Settling Defendants will execute releases or waivers of coverage as may be requested by Settling Generators/Transporters, if and only as requested by them. In the event the assignment or attempted assignment of the Assigned Claims is for any reason ineffective or would constitute a breach of any policy term or coverage obligation, Settling Defendants agree they will, at the request of Settling Generators/Transporters, participate as necessary as a named party plaintiff at Settling Generators/Transporters' cost and expense (with the exception of any cost or expense associated with employees of Transtech, Inmar or their counsel in connection with the obligations set forth in paragraph 7 hereof), in any litigation commenced by Settling Generators/Transporters on the Assigned Claims and assign to the Settling Generators/Transporters the proceeds of any judgment or settlement of that litigation.

     6. As additional consideration for this settlement, Inmar shall grant to Settling Generators/Transporters a 15 year option to purchase the Carlstadt Site for $1.00, subject to Inmar's right to be reimbursed without interest for any real estate taxes paid on the Site from 1990 onward. The option purchase shall be recorded by the Bergen County Clerk and in the form attached as Exhibit B.

                          COOPERATION

     7. Settling Defendants agree to cooperate with Settling Generators/Transporters fully, in all ways without limitation and without cost to Settling Generators/Transporters, except for the costs specifically identified in paragraphs 5 and 7 (iv) hereof, which shall be borne by Settling Generators/Transporters, and whether or not specifically referred to in this Agreement, in connection with Settling Generators/Transporters' prosecution of the Assigned Claims. Such cooperation shall include but not be limited to (i) producing documents and files for inspection and review by Settling Generators/Transporters; (ii) making witnesses or potential witnesses who may then be employed or controlled by the Settling Defendants available to Settling Generators/Transporters for purposes of investigation or discovery;
(iii) making Settling Defendants' counsel available from time to time as needed to consult with or assist Settling Generators/Transporters in prosecuting any of the Assigned Claims, except that with respect to Transtech the procedure to be followed to secure access to its present or former counsel shall be that Settling Generators/Transporters will first ask Transtech, in writing, for the information required from Transtech's counsel and Transtech will promptly provide to Settling Generators/Transporters the information requested or will provide the Settling Generators/Transporters with access to Transtech's counsel; and
(iv) taking any actions that may be required to preserve, hold or defend the Assigned Claims, including, if necessary, participating as a named party at Settling Generators/Transporters' cost and expense (with the exception of any cost or expense associated with employees of Transtech, Inmar or their counsel in connection with the obligations of this paragraph) in any action brought on the Assigned Claims and agreeing to waive any conflict they may have with respect to counsel retained to prosecute such actions. The frequency and the extent of requests by the Settling Generators/Transporters for information from or access to Settling Defendants' counsel will be of a reasonable nature.

     8. Settling Defendant Inmar, for itself and its transferees, successors in interest and any person or entity which shall have or take property rights in or with respect to all or any portion of the Carlstadt Site, covenants and agrees to cooperate promptly and fully with and to assist Settling Generators/Transporters without charge at all times from the execution of the Agreement in implementing any program developed by Settling Generators/Transporters which they believe will enable them expeditiously, efficiently and/or at the least possible cost to comply with any directions, orders or instructions from any governmental entity or to propose any remedial program to any governmental entity with respect to the Carlstadt Site. Such cooperation and assistance shall include but not be limited to:

     (i) Providing Settling Generators/Transporters, their employees, agents and contractors and any representatives or agents of EPA, or NJDEP or any other governmental entity full and complete access to the Carlstadt Site for the purpose of performing any investigation, sampling, cleanup, monitoring, maintenance and inspection of the Carlstadt Site;

     (ii) Making available to Settling Generators/Transporters any records or employees for the purpose of providing information which may assist Settling Generators/Transporters in complying with any directions, orders or instructions from EPA, NJDEP or any other governmental entity;

     (iii) Executing such documents as may assist Settling
Generators/Transporters in complying with any directions, orders or instructions from EPA, NJDEP or any other governmental entity;

     (iv) Prohibiting disturbance of impervious or other cover, caps or sealants located at the Carlstadt Site as well as any engineering or institutional controls located on the Carlstadt Site as Settling Generators/Transporters may direct;

     (v) Limiting development, improvement, alteration, disturbance, excavation, access or use of the Carlstadt Site or any portion thereof as directed by Settling Generators/Transporters;

     (vi) Notifying Settling Generators/Transporters, EPA, NJDEP, or any other governmental entity concerning development, disposition, lease, sale, assignment, transfer or changes of use at the Carlstadt Site or any portion thereof or any interest therein;

     (vii) Agreeing to such cleanup levels for the Carlstadt Site as Settling Generators/Transporters may deem necessary and appropriate and, if requested by Settling Generators/Transporters, executing and filing such documents restricting use of the Carlstadt Site as may be deemed appropriate by Settling
Generators/Transporters;

     (viii) Executing and filing at any time subsequent to the execution of this Agreement one or more easements, notices or other restrictions of record, as Settling Generators/Transporters may direct, which shall provide notice of subparagraphs (i) through
(vii) above and, to the extent possible, run with the Carlstadt Site and legally obligate any person or entity who shall subsequently take any interest in the Carlstadt Site to comply with these subparagraphs; and

     (ix) Cause all lessees, grantees, transferees and holders of any interest in all or any portion of the Carlstadt Site to take the Site and/or their interest in the Carlstadt Site subject to the limitations and obligations set out in subparagraphs (i) through
(viii) above.

     b. Settling Defendant Inmar further agrees that the deed to the Carlstadt Site and every document which conveys, transfers, assigns or evidences any property right or interest in the Carlstadt Site shall contain the following covenants, conditions and restrictions:

     THE 216 PATERSON PLANK ROAD COOPERATING PRP GROUP, THEIR SUCCESSORS AND ASSIGNS, EMPLOYEES, AGENTS AND CONTRACTORS ARE HEREBY GRANTED FULL AND COMPLETE ACCESS TO THE PROPERTY FOR THE PURPOSE OF PERFORMING WORK RELATED TO ANY OBLIGATIONS THEY MAY HAVE WITH RESPECT TO SAMPLING, CLEANUP, MONITORING AND INSPECTING. THIS EASEMENT IS HEREBY DEEMED TO RUN WITH THE LAND.

    COVENANT NOT TO SUE FROM SETTLING GENERATORS/TRANSPORTERS
             AND RELEASE FROM SETTLING DEFENDANTS

     9. Except as specifically reserved in this Agreement, Settling Generators/Transporters agree that, by the execution of this Agreement they hereby covenant and agree not to sue Settling Defendants, their respective past, present and future parents, subsidiaries and affiliates and their respective heirs, successors and assigns, executors, administrators or personal representatives, employees, officers, directors, shareholders and agents on any and all claims, demands, damages, actions or suits at law or in equity, of whatsoever kind or nature, for or because of any matter or thing done, omitted or suffered to be done arising out of the Carlstadt Site Contamination, including, but not limited to, the claims and allegations made in the Litigation, or arising out of claims that were or could have been asserted, whether presently known or unknown, contingent or real, including, but not limited to, claims for costs, expenses and attorneys' fees. This covenant shall not apply to any future parent, subsidiary or affiliate of Transtech or Inmar to the extent that Settling Generators/Transporters' claims against such future parent, subsidiary or affiliate are based on its actions independent of its relationship as a parent, subsidiary or affiliate of Transtech or Inmar. Settling Generators/Transporters further acknowledge that if they may hereafter discover facts different from or in addition to those which they now know or believe to be true with respect to the above claims, each agrees that, in such event and absent any fraudulent concealment of a material fact or material misrepresentation by Settling Defendants, in either case which materially and adversely affects the Settling Generators/Transporters, this Agreement shall nevertheless be and remain effective in all respects, notwithstanding such different or additional facts, or the discovery thereof. The fraudulent concealment of a material fact or material misrepresentation by one Settling Defendant shall not be grounds to render this Agreement invalid or ineffective as to any other Settling Defendant.

     10. By this Agreement and the foregoing covenant not to sue, Settling Defendants and Settling Generators/Transporters intend to preserve, retain and continue all rights and claims under the Hartford primary and excess insurance policies identified in paragraph 3 and the Lloyd's/London Market excess insurance policies identified in paragraph 2. No rights under those policies are waived or released by any provision of this Agreement.

     11. It is not the intent of this Agreement to release or extinguish the claims against Settling Defendants for losses arising from the Carlstadt Site, but only to limit recovery on such claims to recovery under the insurance policies assigned to Settling Generators/Transporters. The Settling Generators/Transporters shall seek recovery for their claims as to which they have covenanted not to sue the Settling Defendants solely and exclusively from the Lloyds London Market excess insurance policies identified in paragraph 2 and the Hartford primary and excess insurance policies identified in paragraph 3, and not from the Settling Defendants or any of them.

     12. Settling Defendants agree that, by the execution of this Agreement, they hereby release and forever discharge Settling Generators/Transporters from all claims, demands, damages, actions or suits at law or in equity, of whatsoever kind or nature for or because of any matter or thing done, omitted or suffered to be done arising out of the Carlstadt Site Contamination, including, but not limited to, the claims and allegations made in the Litigation, or arising out of claims that were or could have been asserted, whether presently known or unknown, contingent or real, including, but not limited to, claims for costs, expenses, and attorneys' fees; except that Settling Defendants do not release but expressly reserve against Settling Generators/Transporters any claims, rights or causes of action that exist or may in the future exist relating in any way to

     (i) any liabilities Settling Generators/Transporters may have at sites other than the Carlstadt Site, including any liabilities that may relate in whole or in part to any contamination resulting from any delivery, transfer, shipment or transshipment of hazardous materials, pollutants or waste from the Carlstadt Site to any other location, notwithstanding that such materials, waste or pollutants may have been related to activities at the Carlstadt Site; and

     (ii) any bodily injury, property damage or personal injuries suffered by any third parties relating to or arising out of the Carlstadt Site Contamination; and

     (iii) natural resource damages relating to or arising out of the Carlstadt Site Contamination.

The Settling Defendants further acknowledge that if they or any of them may hereafter discover facts different from or in addition to those which they now know or believe to be true with respect to the released claims, each agrees that, in such event and absent any fraudulent concealment of a material fact or material misrepresentation by Settling Generators/Transporters which materially and adversely affects Settling Defendants, this Agreement shall nevertheless be and remain effective in all respects, notwithstanding such different or additional facts, or the discovery thereof. The fraudulent concealment of a material fact or material misrepresentation by one Settling Generator/Transporter shall not be grounds to render this Agreement invalid or ineffective as to any other Settling Generator/Transporter.

     13. For as long as the Assigned Claims remain unresolved, Settling Defendants shall not assert, in any manner, any and all rights, claims or causes of action they have or may have concerning the Carlstadt Site under excess insurance policies issued from November 1964 through October 1966 and from December 1973 through September 1981 (collectively the "Non-Assigned Lloyds Policies"), and agree that they shall not make any claims for coverage for liabilities at or arising from the Carlstadt Site under such policies. Upon request by Settling Generators/Transporters, Settling Defendants will provide a waiver and release of all rights and claims for coverage under the Non-Assigned Lloyds Policies arising from the Carlstadt Site but only so long as the insurers under such policies acknowledge, or the Settling Generators/Transporters provide other assurances satisfactory to Settling Defendants, that the payment of insurance proceeds on the Assigned Claims does not reduce the limits of coverage otherwise available to Settling Defendants under the Non-Assigned Lloyds Policies. Commencing on a date five (5) years from the date of Settling Defendants' execution of this Agreement, but only in the event the Settling Generators/Transporters have not previously requested Settling Defendants to release, waive or discharge their rights and claims for coverage under the Non-Assigned Lloyds Policies, Settling Defendants may bring claims, actions or suits relating to the Carlstadt Site under such policies, provided that such claims, actions or suits shall be be limited to Settling Defendants' liabilities with respect to claims by EPA to recover oversight costs related to the Carlstadt Site.

     14. Settling Generators/Transporters do not release but expressly reserve against Settling Defendants any claims, rights or causes of action that exist or may in the future exist relating in any way to:

     (i) any liabilities Settling Defendants may have at sites other than the Carlstadt Site, including any liabilities that may relate in whole or in part to any contamination resulting from any delivery, transfer, shipment or transshipment of hazardous materials, pollutants or waste from the Carlstadt Site to any other location, notwithstanding that such materials, waste or pollutants may have been related to activities at the Carlstadt Site; and

     (ii) any bodily injury, property damage or personal injuries suffered by any third parties relating to or arising out of the Carlstadt Site Contamination; and

     (iii) natural resource damage relating to or arising out of the Carlstadt Site Contamination; and

     (iv) fraudulent concealment of a material fact or material misrepresentation of any kind by any Settling Defendant in connection with any insurance policies issued to the Settling Defendants or any of them which denies to the Settling Defendants (or the Settling Generators/Transporters as a result of the assignment set out in paragraphs 2 and 3 above) recovery under excess insurance policies issued between November 1966 and November 1973, provided that the fraudulent concealment of a material fact or a material misrepresentation by one Settling Defendant shall not affect the rights of the other Settling Defendants hereunder; and

     (v) Settling Defendants' material breach of any obligation on their part under this Agreement; provided that a material breach by one Settling Defendant shall not be considered a breach of any obligation hereunder by any other Settling Defendant.

            EXPRESS RESERVATION OF CLAIMS SUBJECT TO
                     REPRESENTATION BY MAHAN

     15. Settling Generators/Transporters' covenant not to sue on their claims against Settling Defendant Mahan is subject to and conditioned upon Settling Defendant Mahan's representation that, as of the date of execution of this Agreement, he lacks the ability to pay any substantial portion of the Response Costs thus far incurred by Settling Generators/Transporters. If this representation should prove to be false, Settling Generators/Transporters release shall be deemed void ab initio, Settling Generators/Transporters shall have the right to re-open this action against him, and all other terms of this Agreement shall be null and void as to Settling Defendant Mahan. In such event, Settling Generators/Transporters' release of Transtech shall nevertheless remain valid and in full force and effect.

                  PRESERVATION OF OTHER CLAIMS

     16. Settling Generators/Transporters expressly preserve all of their rights, claims and/or causes of action, whether or not related to the Carlstadt Site Contamination, against any person or entity, whether or not a party to the Litigation, other than against the Settling Defendants, and all such rights, claims and/or causes of action shall be preserved against all defenses arising out of participation in this Agreement or the commencement, dismissal or termination of this Litigation, in whole or in part, based on the entire controversy doctrine or any similar doctrine of mandatory joinder of parties or claims, statutes of limitation, laches, estoppel or waiver.

     17. Settling Defendants expressly preserve all of their rights, claims and/or causes of action relating to the Carlstadt Site Contamination and any and all other claims, whether or not brought in the Litigation, against any person or entity, whether or not a party to the Litigation (including without limitation Lloyd's/London Market and First State except to the extent already assigned, waived or released under this Agreement), other than against Settling Generators/Transporters, and all such rights, claims and/or causes of action shall be preserved against all defenses arising out of participation in this Agreement and/or the dismissal or termination of the Litigation, in whole or in part, including but not limited to defenses based on the entire controversy doctrine or any similar doctrine of mandatory joinder of parties or causes of action, statute of limitations, laches, estoppel or waiver.

     18. Settling Generators/Transporters expressly preserve all of their rights, claims and/or causes of action which either do not relate to Carlstadt Site Contamination or are not expressly waived or released in this Agreement against Settling Defendants and all such rights, claims and/or causes of action shall be preserved against all defenses arising out of participation in this Agreement or the dismissal or termination of the Litigation, in whole or in part, based on the entire controversy doctrine or any similar doctrine of mandatory joinder of parties or causes of action, statute of limitations, laches, estoppel or waiver.

     19. Settling Defendants expressly preserve all of their rights, claims and/or causes of action which do not relate to the Carlstadt Site Contamination against any person or entity, whether or not a party to the Litigation, and all such rights, claims, and/or causes of action shall be preserved against all defenses arising out of participation in this Agreement or the dismissal or termination of the Litigation, in whole or in part, based on the entire controversy doctrine or any similar doctrine of mandatory joinder of parties or causes of action, statute of limitations, laches, estoppel or waiver.

     20. Settling Generators/Transporters and Settling Defendants have entered into this Agreement with the understanding and expectation that the Litigation will be administratively terminated or stayed by the Court subject to re-opening by any party-after
December 31, 1995.

      NO INDEMNIFICATION RIGHTS OR CONTRIBUTION PROTECTION

     21. Nothing in this Agreement grants or confers any rights to indemnification or protection from claims by other parties.

   PRESERVATION OF ALL CLAIMS AND RIGHTS AGAINST THIRD PARTIES

     22. Except as specifically provided herein, this Agreement does not restrict, waive, constrain, diminish or destroy any rights, claims or causes of action that Settling Generators/Transporters or Settling Defendants or any of them had, have, or may have against each other or any persons or entities, whether parties in the Litigation or not, and all such rights, claims or causes of action shall be preserved against all defenses based on the entire controversy doctrine, laches, estoppel and waiver.

     23. Settling Generators/Transporters represent and agree that, in the event new members shall join the 216 Paterson Plank Road Cooperating PRP Group after the date of Settling Defendants' execution of this Agreement, they will periodically identify such new members to Settling Defendants and make known to each such new member Settling Defendants' willingness to enter into mutual releases and/or covenants-not-to sue with respect to Carlstadt Site liabilities and provide the address and telephone number of each Settling Defendant and its counsel.

                    NO ADMISSION OF LIABILITY

     24. The execution of this Agreement, the assignment of any rights, and/or the payment of any funds hereunder shall not constitute, and shall not be construed as, an admission or acknowledgment of liability, fault or any intentional conduct in relation to the Carlstadt Site Contamination, nor shall any such action waive or affect any rights, except as expressly assigned or relinquished herein, any party may have under policies of insurance that may provide coverage for liability arising from the presence, release or threatened release of any hazardous substances at or from the Carlstadt Site.


              SETTLING DEFENDANTS' LIABILITY SHARE

     25. Pursuant to an order of the Court, the proportionate share of the Settling Defendants' liability has been determined by a special master in a report and recommendation to the Court. The special master has determined Settling Defendants' allocated share of liability for the Carlstadt Site Contamination to be 60%. For purposes of this Agreement, the parties have agreed to be bound by the determination of the special master for purposes of establishing the proportionate share of Settling Defendants' liabilities for past, present and future remediation of the Carlstadt Site Contamination, and for purposes of determining the extent and amount of Settling Defendants' liabilities at the Site covered by the insurance policies issued to Settling Defendants, including those described in paragraphs 2 and 3.

                        ENTIRE AGREEMENT

     26. This Agreement constitutes the entire understanding among the parties hereto respecting the subject matter hereof and supersedes and replaces in all respects all prior agreements, negotiations or understandings, whether formal or informal, oral or in writing, in court or out of court, among the parties or between any of them. This Agreement may only be amended or terminated by a writing signed by all the parties hereto. The unnumbered paragraphs found on pages 1, 2, 3 and 4 of this Agreement which begin with the term "WHEREAS" are part of this Agreement.

     27. This Agreement may be executed in counterpart by each of the Settling Generators/Transporters individually, or their representatives, and each signatory hereto represents that it is authorized to execute this Agreement on behalf of the parties indicated below.

                          GOVERNING LAW

     28. This Agreement shall be governed by the law of New Jersey without regard to New Jersey conflict of law rules.

                      APPROVAL BY THE COURT

     29. Settling Generators/Transporters and Settling Defendants shall jointly submit an application to the Court, on notice to Settling Defendants' insurance carriers and all other parties to the Litigation, to have this settlement approved and entered on the docket. In the event that the Court shall not approve this settlement, Settling Generators/Transporters and Settling Defendants shall be relieved of all obligations under this Agreement.


So Ordered:

                                   Dated:

COHEN, SHAPIRO, POLISHER,          INMAR ASSOCIATES, INC.
SHIEKMAN AND COHEN

By:/s/ Vincent E. Gentile, Esq.    By:  /s/ Marvin H. Mahan
   Vincent E. Gentile, Esq.             Marvin H. Mahan
   On behalf of Settling           Title: President
   Generators/Transporters
   listed in Exhibit C

TRANSTECH INDUSTRIES, INC.         MARVIN H. MAHAN

By:    /s/ Robert V. Silva         By:/s/ Marvin H. Mahan
       Robert V. Silva
Title: President and Chief
       Executive Officer

                            EXHIBIT A

PRP NAME
___________________________________

3M Company
Air Products and Chemicals, Inc.
ALCOA Aluminum Co. Of America
Allied Corporation/Baron Blakslee
American Can Company
American Cyanamid/Lederle/Shul
American Flange & Manuf. Co.
American Hoechst/Celanese
American Inks & Coatings
American Standard, Inc.
Armitage, JL/Indus. Coat.
Armstrong World Industries
Arrow Group/Chromalloy/Sequa
Ashland Chemical Company
AT&T/Western Electric
BASF Wyandotte
Bee Chemical (Morton Thiokol)
Benjamin Moore & Company
Ber Mar Manufacturing Co.
Borden, Inc./Fabric Leather
Browning Ferris (BFI)/CECOS/Newco
CBS Inc./CBS Toys
Cellu-Craft Inc.
*Chemcoat Inc.
Chemical Dynamics Corporation
Chemical Pollution Control Inc.
Chenray Coatings Company
Chevron/Kewanee/Harshaw
Ciba-Geigy Corporation
Cities Service (OXY USA)
Conestoga Fuels, Inc.
Congoleum Corp.
Continental Can Company, Inc.
Converters Ink Co. (Beatrice)
*Decorative Industries, Inc.
Diamond Shamrock/Occidental
Dri Print Foils (Beatrice)
Ell Bee Chemical
Engelhard Corporation
Environmental Waste Removal
Esselte Pendaflex (Oxford)
E. I. duPont de Nemours & Co.
E. R. Squibb
EXXON/Bayway/Bayonne
Faberge
Fairchild Semiconductors


PRP NAME
___________________________________
Fitchburg Coated Products (Litton)
GAF Corporation
Ganes Chemical, Inc.
General Electric/RCA
General Foods (Maxwell)
General Motors Corporation
Grumman Corporation
GTE Electronics Corporation
Hexcel Corporation
Hoffmann-La Roche Inc.
IBM Corporation
Inland Steel Container
Inmont Corporation
*Interstab (Div. Of AKZO Chemie)
J. Josephson, Inc.
J. M. Huber Corporation
J. T. Baker Chemical Company
Kirker Chemical Co.
LE Carpenter/Day International
M & T Chemicals, Inc. (Atochem)
Mack Trucks, Inc.
*Magid Corporation
Mallory Battery/Duracell/Dart
Marisol, Inc.
Matlack, Inc.
Merck & Company, Inc.
Mobay Corp. Harmon Colors
Mobil Oil Corporation
Monroe Chemical Co. (Kalama)
Monsanto Polymer Products Co.
Nepera, Inc.
New England Laminates (NELCO)
*Novick Chemical Company, Inc.
Olin Corporation/Phillip Hunt
Owens-Illinois
Pacquet Oneida Corporation
PAXAR/Packaging Systems/Fasco
Penetone (Amerace)
Pennwalt Corporation (Atochem)
*Perk Chemical Co., Inc
Permacel (Johnson & Johnson)
Pfizer Inc
Pyrolac Corporation Q
Quality Chemicals, Inc.
Randolph Products Co.
Recycling Indus. (Chem Waste)


PRP NAME
___________________________________
Reliance Universal (AKZO Coatings)
Revlon
Reynolds Metals Company
Rheem Manufacturing Company
Ridge Printing Co.
Rohm & Haas Company
Schenectady Chemicals, Inc.
Schering Corporation
*SCM Corporation
Seton Co.
Sherwin-Williams Company
Simon Wrecking Company
SmithKline Beckman Corporation
Southland Corporation
Stauffer/ICI Americas
*Stimpson Company
Stork-Bowen Engineering
*Syntex Beauty Care, Inc.
Technical Coatings/Benj. Moore
Tenax Finishing Products Co.
Tenneco Polymers, Inc.
Troy Chemical Corporation
Union Carbide/Gas Products
Uniroyal Chemical Company, Inc.
Upjohn Company
U.S. Pipe & Foundry Company
U.S. Polymeric Company/Armco
Westinghouse Electric Corp.
Whittaker Corporation
*WR Grace
XCEL Corp. (Georgia-Pacific)



                            EXHIBIT B

                       OPTION TO PURCHASE

     This option made this, 23rd day of March, 1995, by and between Inmar Associates, Inc. ("Optionor and/or Grantor"), and Cohen, Shapiro, Polisher, Shiekman and Cohen, as agent and representative for and on behalf of the members of the 216 Paterson Plank Road Cooperating PRP Group, identified individually on the list attached hereto as Exhibit B ("Optionee and/or "Grantee"),

                       W I T N E S S E T H

     WHEREAS, Optionor is the owner of certain Property identified and described on attached Schedule A ("Property"); and

     WHEREAS, Optionor and Optionee have entered into an agreement to settle and resolve certain disputes existing between them concerning responsibility for the environmental conditions on the Property, consideration for which Settlement Agreement Optionor has agreed to grant to Optionee this Option;

     NOW, THEREFORE, Optionor grants to Optionee the right to purchase the Property in accordance with the terms and conditions set forth herein.

     1. Property. The Property included within this Option is identified and described on attached Schedule A. It is commonly known as 216 Paterson Plank Road, Carlstadt, New Jersey and designated as Lots 1 through 5, Block 124 on the tax map for the Borough of Carlstadt.

     2. Grant of Ontion. In consideration of one dollar ($1.00) plus the agreement of the Optionee to settle its disputes with the Optionor concerning the environmental conditions of the Property, as more particularly set forth in a Settlement Agreement between the Optionor and Optionee dated May 1, 1995, Optionor grants to Optionee the exclusive option to purchase the Property identified and described on attached Schedule A.

     3. Expiration Date. This Option shall expire in fifteen (15) years from the date of its creation.

     4. Notice of Exercise. Optionee may exercise this Option by giving written notice thereof to Optionor c/o Schenck, Price, Smith & King, 10 Washington Street, CN 905, Morristown, New Jersey 07960,
(201) 539-1000, by registered or certified mail, prior to the expiration date.

     5. Purchase Price. The total purchase price for the Property shall be one dollar ($1.00), which Optionee shall pay to Optionor at the time title to the Property closes. In addition, in the event Optionor has made any payments for real estate taxes on the property from 1990 to the date the Option is exercised, Optionee shall reimburse Optionor for any such payments as a condition of exercising the Option.

     6. Failure to Exercise Option. In the event Optionee does not exercise this Option on or before the expiration date, then neither party shall have any further rights or claims against the other with respect to purchase and/or sale of the Property.

     7. Exercise of Option. In the event Optionee exercises this Option, Optionor and Optionee shall perform their respective obligations as set forth in the annexed form of agreement as Seller and Purchaser respectively.

     8. Assignment. This Option and all rights hereunder shall be freely assignable without the consent of the Optionor. If Optionee shall assign this Option, all acts to be performed by him with respect to the purchase of the Property, including the execution and delivery of the notice to exercise the Option and payment of the purchase price for the Property, may be performed by any Assignee, whether the assignment is made before or after the exercise of this Option.

     IN WlTNESS WHEREOF, Optionor has signed and acknowledged this Option Agreement intending to be legally bound by all of its terms and conditions.

                              INMAR ASSOCIATES, INC.

                              By:/s/ Marvin H. Mahan
                                 Marvin H. Mahan, President


ATTEST:

/s/ Marie Boring
Marie Boring, Secretary

                    CORPORATE ACKNOWLEDGMENT

COUNTY OF UNION      )
                     ) ss:
STATE OF NEW JERSEY  )

     I certify that on March 23, 1995, Marvin H. Mahan personally came before me and this person acknowledged under oath, to my satisfaction, that:

     (a) this person is the President of Optionor, the Corporation named in this document;

     (b) this person is the attending witness to the signing of this document by the proper corporate officer who is Marvin H.
Mahan, President of the corporation;

     (c) this document was signed and delivered by the corporation as its voluntary act duly authorized by a proper resolution of its Board of Directors;

     (d) this person knows the proper seal of the corporation which was affixed to this document; and

     (e) this person signed this proof to attest to the truth of these facts.


Subscribed and sworn to before me

this  23 day of March, 1995.


/s/ Michael K. Mullen, Esq.
MICHAEL K. MULLEN, ESQ.
AN ATTORNEY-AT-LAW OF THE STATE OF NEW JERSEY

Prepared by:

/s/ Vincent E. Gentile, Esq.
VINCENT E. GENTILE, ESQ.


                            EXHIBIT C


3M Company
Air Products and Chemicals, Inc.
Allied Corporation/Baron Blakslee
American Can Company
American Cyanamid/Lederle/Shul
American Hoechst/Celanese
Armitage, JL/Indus. Coat.
Armstrong World Industries
Ashland Chemical Company
AT&T/Western Electric
BASF Wyandotte
Benjamin Moore & Company
Ber Mar Manufacturing Co.
Browning Ferris (BFI)/CECOS/Newco
Chemical Pollution Control Inc.
Ciba-Geigy Corporation
Continental Can Company, Inc.
Diamond Shamrock/Occidental
Ell Bee Chemical
E.I. duPont de Nemours & Co.
E.R. Squibb
GAF Corporation
Ganes Chemical, Inc.
General Electric/RCA
General Motors Corporation
Grumman Corporation
Hoffman-LaRoche Inc.
Inmont Corporation
Mack Trucks, Inc.
Merck & Company, Inc.
Mobay Corp. - Harmon Colors
Mobil Oil Corporation
Monroe Chemical Co. (Kalama)
Nepera, Inc.
New England Laminates (NELCO)
Pfizer Inc
Reliance Universal (AKZO Coatings)
Revlon
Reynolds Metals Company
Rohm & Haas Company
Sherwin-Williams Company
Technical Coatings/Benjamin Moore
Tenax Finishing Products Co.
Union Carbide/Gas Products
U.S. Polymeric Company/Armco
Whittaker Corporation